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                                                                    EXHIBIT 99.1




[SPORT SUPPLY GROUP, INC. LETTERHEAD]



                             FOR IMMEDIATE RELEASE

                                 JUNE 18, 1996

         SPORT SUPPLY GROUP (NYSE - GYM) SECOND QUARTER RESULTS FROM
OPERATIONS:

             o   REVENUES FROM CONTINUING OPERATIONS RISE 93% FROM FIRST QUARTER
             o OPERATING EARNINGS FROM CONTINUING OPERATIONS REACH $1.8 MILLION COMPARED TO FIRST QUARTER OPERATING LOSS OF $1.0 MILLION
             o   POTENTIAL AGREEMENTS TO EXPAND MARKETS

         SPORT SUPPLY GROUP TODAY REPORTED ITS SECOND QUARTER RESULTS OF OPERATIONS FOR THE PERIOD ENDING MAY 3, 1996.

                                          FOR THE THREE MONTHS                  FOR THE SIX  MONTHS
                                             ENDED  MAY 3,                         ENDED  MAY 3,
                                             -------------                         -------------
                                         1996             1995                 1996             1995
                                         ----             ----                 ----             ----
NET REVENUES                          $25,521,321      $18,944,650         $ 38,737,315       $32,351,177

EARNINGS FROM CONTINUING
            OPERATIONS                $   966,803      $ 1,120,901         $     34,023       $
   806,641

DISCONTINUED OPS, NET                 (10,369,125)         336,301          (10,520,360)          695,375

NET EARNINGS (LOSS)                   $(9,402,322)       1,457,202          (10,486,337)        1,502,016

EARNINGS (LOSS) PER SHARE:
         CONTINUING OPERATIONS            $ 0.14           $0.16                $0.00             $0.12
         DISCONTINUED OPERATIONS           (1.53)           0.05                (1.56)             0.10
                                           ------           ----                ------             ----
         NET EARNINGS (LOSS)              ($1.39)          $0.21                ($1.56)            $0.22
                                         ========          =====                ======             =====

WEIGHTED AVERAGE NUMBER
   OF COMMON  &  COMMON
   EQUIVALENT SHARES OUTSTANDING        6,748,769        6,934,483            6,742,721         6,881,742
                                        =========        =========            =========         =========



         MICHAEL BLUMENFELD, SPORT SUPPLY'S CEO, STATED "WE ACHIEVED OUR SECOND QUARTER GOAL OF SEQUENTIALLY IMPROVING REVENUES AND EARNINGS. WHILE REVENUES FROM CONTINUING OPERATIONS REACHED A RECORD QUARTERLY LEVEL, WE CONTINUE TO PURSUE A LEVEL OF PROFITABILITY COMMENSURATE WITH THIS GROWTH. WE
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BELIEVE THE CONTINUED FAILURES OF MASS MERCHANTS AND RETAILERS IN THE SPORTS
EQUIPMENT MARKETS, WHILE SUBJECTING THE INDUSTRY AND SPORT SUPPLY GROUP TO A LOWER THAN AVERAGE LEVEL OF MARGINS, IS RESULTING IN A FAVORABLE SHIFT OF BUSINESS ACTIVITY TO SPORT SUPPLY. THERE REMAINS SIGNIFICANT AREAS OF EARNINGS POTENTIAL TO ACHIEVE. WE BELIEVE THE PLANNED DISPOSAL OF THE COMPANY'S RETAIL SEGMENT OPERATIONS WILL ALLOW MAXIMUM ASSET UTILIZATION AND INTERNAL GROWTH. THE RESULTS RELATED TO THE DISCONTINUED OPERATION INCLUDE, AMONG OTHER THINGS, CERTAIN CHARGES THAT SPORT SUPPLY EXPECTS TO INCUR DURING THE PERIOD OF TIME IN WHICH THE PLAN OF DISPOSAL IS BEING CONDUCTED. WE NOW BELIEVE REVENUES FROM CONTINUING OPERATIONS WILL REACH $105 MILLION IN 1997 AND APPROACH $120 MILLION IN 1998. GIVEN THIS LEVEL OF GROWTH, THERE IS NO LONGER AN INTENSITY TO PURSUE ACQUISITIONS. THE COMPANY WILL CONTINUE TO SEEK JOINT VENTURE AGREEMENTS AND NEW LICENSING AGREEMENTS, EXPAND ITS SALES FORCE AND SOLICIT FAVORABLE CORPORATE RELATIONSHIPS.

POTENTIAL DISTRIBUTION AGREEMENTS

         SPORT SUPPLY STATED THAT DURING THE PAST SEVERAL WEEKS IT HAS RECEIVED SEVERAL PROPOSALS FROM A VARIETY OF MAJOR SPORTS EQUIPMENT COMPANIES THAT WOULD ALLOW SPORT SUPPLY TO EXPAND ITS PRODUCT OFFERINGS TO INCLUDE VIRTUALLY EVERY MAJOR BRAND OF SPORTS EQUIPMENT OFFERED BY SUCH COMPANIES TO SPORT SUPPLY'S 100,000 INSTITUTIONAL AND RETAIL CUSTOMERS. IF THESE PROPOSALS MATURE INTO DEFINITIVE AGREEMENTS, THESE AGREEMENTS WILL ALLOW SPORT SUPPLY TO ACCELERATE ITS PENETRATION OF THE YOUTH LEAGUE AND INSTITUTIONAL MARKETS THAT HAVE ANNUAL EXPENDITURES EXCEEDING $2 BILLION.

         THIS NEWS RELEASE, OTHER THAN THE HISTORICAL FINANCIAL INFORMATION, CONSISTS OF FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES DETAILED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE REPORT ON FORM 10-Q FOR THE QUARTER ENDED MAY 3, 1996, WHICH IS ANTICIPATED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION SHORTLY. ACTUAL RESULTS MAY VARY MATERIALLY.

         FOR ADDITIONAL INFORMATION CONTACT MICHAEL J. BLUMENFELD, CHAIRMAN, AT (214) 484-9484.